Skyworks Media Relations:	Skyworks Investor Relations:
Pilar Barrigas (949) 231-3061	Thomas Schiller (949) 231-4700

Skyworks Grows Top Line 11 Percent and
Operating Income 26 Percent Sequentially in Q1 FY08

Expands Gross Margin to 39.8 Percent and Posts $0.17 of EPS on a Non-GAAP Basis; Generates a
Record $55 Million of Cash Flow from Operations;
Anticipates a Better than Seasonal Q2 and Guides above Consensus Estimates

WOBURN, Mass., January 17, 2008 – Skyworks Solutions, Inc. (NASDAQ: SWKS), an innovator of high performance analog and mixed signal semiconductors enabling mobile connectivity, today announced first fiscal quarter 2008 results for the period ended December 28, 2007. Revenue for the quarter was $210.5 million, up 11 percent sequentially and better than the company’s guidance for 9 percent growth.

On a non-GAAP basis, operating income for the first fiscal quarter was $28.6 million, up 26 percent sequentially from the $22.7 million reported in the fourth fiscal quarter of 2007, while net income was $27.9 million versus $23.0 million, respectively. Non-GAAP diluted earnings per share was $0.17 -— $0.01 ahead of consensus estimates and a record for the company. On a GAAP basis, operating income for the first fiscal quarter was $21.0 million compared to $18.2 million in the prior quarter, while net income was $19.1 million versus $22.0 million, respectively. GAAP diluted earnings per share was $0.12.

   “Skyworks delivered solid results in the December quarter with operational execution translating into improved profitability,” said David J. Aldrich, president and chief executive officer of Skyworks. “Our linear products momentum, share gains at key handset OEMs and increased multimode sales fueled double-digit top-line growth and both record earnings per share and cash flow generation. The Skyworks team continues to make significant progress towards our stated goal of becoming the market leader in semiconductors enabling mobile connectivity.

•	Expanded gross margin to 39.8 percent on a non-GAAP basis (39.1 percent on a GAAP basis)

•	Achieved a 13.6 percent non-GAAP operating margin (10.0 percent on a GAAP basis)

•	Generated a record $55 million of cash flow from operations

•	Retired $49 million of convertible debt

•	Introduced custom RF solutions for automatic meter reading applications

•	Increased shipments of GSM and WCDMA base station RF ICs to Huawei, a rapidly emerging leader in network infrastructure

•	Ramped multimode front-end solutions at Samsung

•	Enhanced multimode FEM market position by increasing EDGE and WCDMA shipments with a new tier-one handset OEM

•	Launched front-end modules at Research in Motion

•	Extended partnership with MediaTek, one of the world’s fastest growing solution providers in China, to now include power amplifiers and front-end modules

Second Fiscal Quarter 2008 Outlook

“We expect to largely offset handset seasonality with growth from our linear products portfolio and multimode handset content gains,” said Donald W. Palette, vice president and chief financial officer of Skyworks. “Accordingly, we anticipate delivering approximately $200 million in revenue and diluted earnings per share of $0.15 on a non-GAAP basis in the seasonally low March quarter.”

Estimated non-GAAP diluted earnings per share excludes approximately $5 million of FASB Statement No. 123(R) — related expenses.

Non-GAAP results, which are a supplement to financial results based on GAAP, exclude certain charges including equity-based compensation, amortization of intangible assets, baseband exit charges, and non-recurring items. The company believes these non-GAAP financial measures provide useful information to both management and investors by excluding certain charges and non-recurring items that may not be indicative of Skyworks’ ongoing operations and economic performance.

Skyworks’ First Fiscal Quarter 2008 Conference Call

Skyworks will host a conference call with analysts to discuss its first fiscal quarter 2008 results and business outlook today at 5:00 p.m. Eastern time (ET). To listen to the conference call via the Internet, please visit the investor relations section of Skyworks’ Web site. To listen to the conference call via telephone, please call 888.715.1389 (domestic) or 913.312.0689 (international), confirmation code: 4895435.

Playback of the conference call will begin at 9:00 p.m. ET on January 17, and end at 9:00 p.m. ET on January 24, 2008. The replay will be available on Skyworks’ Web site or by calling 888.203.1112 (domestic) or 719.457.0820 (international); passcode: 4895435.

About Skyworks

Skyworks Solutions, Inc. is an innovator of high performance analog and mixed signal semiconductors enabling mobile connectivity. The company’s power amplifiers, front-end modules and direct conversion radios are at the heart of many of today’s leading-edge multimedia handsets. Leveraging core technologies, Skyworks also offers a diverse portfolio of linear products that support automotive, broadband, cellular infrastructure, industrial and medical applications.

Headquartered in Woburn, Mass., Skyworks is worldwide with engineering, manufacturing, sales and service facilities throughout Asia, Europe and North America. For more information, please visit Skyworks’ Web site at: www.skyworksinc.com.

Safe Harbor Statement

This news release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information relating to future results and expectations of Skyworks (including certain projections and business trends). Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “believes,” “plans,” “may,” “will,” “continue,” similar expressions, and variations or negatives of these words. All such statements are subject to certain risks and uncertainties that could cause actual results to differ materially and adversely from those projected, and may affect our future operating results, financial position and cash flows.

These risks and uncertainties include, but are not limited to: global economic and market conditions, such as the cyclical nature of the semiconductor industry and the markets addressed by our, and our customers’, products; our ability to develop, manufacture and market innovative products in a highly price competitive and rapidly changing technological environment; fluctuations in our manufacturing yields due to our complex and specialized manufacturing processes; our reliance on a several key customers for a large percentage of our sales; fluctuations in the manufacturing yields of our third party semiconductor foundries and other problems or delays in the fabrication, assembly, testing or delivery of our products; the availability and pricing of third party semiconductor foundry, assembly and test capacity and raw materials; our ability to timely and accurately predict market requirements and evolving industry standards, and to identify opportunities in new markets; losses or curtailments of purchases or payments from key customers, or the timing of customer inventory adjustments; our ability to rapidly develop new products and avoid product obsolescence; our ability to retain, recruit and hire key executives, technical personnel and other employees in the positions and numbers, with the experience and capabilities, and at the compensation levels needed to implement our business and product plans; lengthy product development cycles that impact the timing of new product introductions; the timing, rescheduling or cancellation of significant customer orders and our ability, as well as the ability of our customers, to manage inventory; unfavorable changes in product mix; the quality of our products and any remediation costs; shorter than expected product life cycles; problems or delays that we may face in shifting our products to smaller geometry process technologies and in achieving higher levels of design integration; economic, social and political conditions in the countries in which we, our customers or our suppliers operate, including security and health risks, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates; our ability to continue to grow and maintain an intellectual property portfolio and obtain needed licenses from third parties; and the uncertainties of litigation, including disputes over intellectual property, as well as other risks and uncertainties, including but not limited to those detailed from time to time in our filings with the Securities and Exchange Commission.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Note to Editors: Skyworks, Skyworks Solutions, Helios and Intera are trademarks or registered trademarks of Skyworks Solutions, Inc. or its subsidiaries in the United States and in other countries. All other brands and names listed are trademarks of their respective companies.

# # #

SKYWORKS SOLUTIONS, INC.
UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

	Quarter Ended
	Dec. 28,	Dec. 29,
(in thousands)	2007	2006
Net revenues	$210,533	$196,030
Cost of goods sold	128,195	120,714

Gross profit	82,338	75,316
Operating expenses:
Research and development	34,094	30,412
Selling, general and administrative	25,287	24,028
Restructuring & other charges	-	5,473
Amortization of intangibles	1,932	536

Total operating expenses	61,313	60,449
Operating income	21,025	14,867
Interest expense	(2,208)	(3,249)
Other income, net	2,050	2,155

Income before income taxes	20,867	13,773
Provision for income taxes	1,789	1,736

Net income	$19,078	$12,037

Earnings per share:
Basic	$0.12	$0.07
Diluted	$0.12	$0.07
Weighted average shares:
Basic	160,319	161,183
Diluted	162,836	162,880

SKYWORKS SOLUTIONS, INC.
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES

	Quarter Ended
	Dec. 28,	Dec. 29,
	2007	2006
(in thousands)
GAAP operating income	$21,025	$14,867
Share-based compensation expense [a]	5,007	2,026
Inventory step-up recognition [b]	615	—
Restructuring & other charges [c]	—	5,473
Amortization of intangible assets [b]	1,932	536

Non-GAAP operating income	$28,579	$22,902

	Quarter Ended

	Dec. 28,	Dec. 29,
	2007	2006

(in thousands)
GAAP net income	$19,078	$12,037
Share-based compensation expense [a]	5,007	2,026
Inventory step-up recognition [b]	615	—
Restructuring & other charges [c]	—	5,473
Amortization of intangible assets [b]	1,932	536
Tax adjustments [d]	1,221	1,343

Non-GAAP net income	$27,853	$21,415

	Quarter Ended

	Dec. 28,	Dec. 29,
	2007	2006

(in thousands)
GAAP net income per share, diluted	$0.12	$0.07
Share-based compensation expense [a]	0.03	0.01
Inventory step-up recognition [b]	—	—
Restructuring & other charges [c]	—	0.04
Amortization of intangible assets [b]	0.01	—
Tax adjustments [d]	0.01	0.01

Non-GAAP net income per share, diluted	$0.17	$0.13

[a] These charges represent expense recognized in accordance with FASB Statement No. 123(R), Share-Based Payment. Approximately $0.8 million, $1.2 million and $3.0 million were included in cost of goods sold, research and development expense and selling, general and administrative expense, respectively, for the three months ended December 28, 2007. Approximately $0.1 million, $0.5 million and $1.4 million were included in cost of goods sold, research and development expense and selling, general and administrative expense, respectively, for the three months ended December 29, 2006.

[b] During the quarter ended December 28, 2007, Skyworks acquired Freescale Semiconductor’s power amplifier and front-end module product line. The purchase accounting charges recognized during the quarter include a $0.6 million charge to cost of sales related to the sale of acquisition related inventory and $1.4 million amortization of acquisition related intangibles. Amortization expense of $0.5 million relates to a previous business combination.

[c] On October 2, 2006, the Company announced that it was exiting its baseband product area in order to focus on its core business encompassing linear products, power amplifiers, front-end modules and radio solutions. Restructuring and other charges recorded during the first quarter of fiscal 2007 primarily consisted of $1.4 million related to the write-down of technology licenses and design software associated with the baseband product area and $4.1 million related to lease obligations associated with the shut-down of certain locations associated with the baseband product area.

[d] During the three months ended December 28, 2007 and December 29, 2006, these charges primarily represent a non-cash tax charge related to the utilization of pre-merger deferred tax assets.

The above non-GAAP measures are based upon our unaudited consolidated statements of operations for the periods shown. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future. Specifically, we believe the non-GAAP financial measures provide useful information to both management and investors by excluding certain charges and non-recurring items that we believe are not indicative of our ongoing operations and economic performance. Additionally, since we have historically reported non-GAAP results to the investment community, the inclusion of non-GAAP financial measures provides consistency in our financial reporting. Further, these non-GAAP financial measures are one of the primary presentations of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

SKYWORKS SOLUTIONS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

	December 28,	Sept. 28,
(in thousands)	2007	2007
Assets
Current assets:
Cash and cash equivalents	$205,016	$248,079
Short-term investments	2,464	5,700
Accounts receivable, net	166,647	167,319
Inventories	85,912	82,109
Prepaid expenses and other current assets	9,299	10,511
Property, plant and equipment, net	162,497	153,516
Goodwill and intangible assets, net	517,949	494,332
Other assets	27,999	28,342

Total assets	$1,177,783	$1,189,908

Liabilities and Equity
Current liabilities:
Credit facility	$50,000	$50,000
Convertible notes	—	49,335
Accounts payable	69,227	56,417
Accrued liabilities and other current liabilities	40,149	41,471
Long-term debt	200,000	200,000
Other long-term liabilities	7,305	6,338
Stockholders’ equity	811,102	786,347

Total liabilities and equity	$1,177,783	$1,189,908